Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports First-Quarter Financial Results for 2018

CHESTERFIELD, MO, May 11, 2018 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the first quarter of 2018.

First-Quarter Results

Reliv reported net sales of $10.0 million for the first quarter of 2018 compared with net sales of $12.8 million in the first quarter of 2017. Net sales in the United States decreased to $7.7 million in the first quarter of 2018, which represented a 25.2 percent decline in net sales when compared to the prior-year quarter. In the first quarter of 2017, Reliv launched the Fit3 line of products in the United States. Net sales in Reliv’s foreign markets decreased 7.4 percent in the first quarter of 2018 compared with the prior-year first quarter. Net sales in Europe and Asia decreased by 3.0 and 7.8 percent, respectively, in the first quarter of 2018, along with decreases in other regions.

Reliv reported a net loss for the first quarter of 2018 of $238,000 (loss per diluted share of $0.13) compared to net income of $524,000 (income per diluted share of $0.28) in the first quarter of 2017. The loss from operations for the first quarter of 2018 was $224,000 compared to income from operations of $517,000 in the same period in 2017. Results from operations were primarily impacted by the decline in net sales and gross margin, partially offset by a reduction in selling, general and administrative (“SGA”) expenses in the quarter. SGA expenses decreased from $4.9 million in the first quarter of 2017 to $4.5 million in the first quarter of 2018.

“Our sales comparisons for the first quarter of 2018 were a challenge compared to the prior year that included the launch of the Fit3 line,” said Ryan A. Montgomery, President. “Clearly, we have work to do in revitalizing the sales in the United States and in other markets around the Reliv world. That work has been underway, highlighted by some key announcements at our Reliv Live event in Anaheim.”

At its regional spring distributor conference in Anaheim, Reliv unveiled its newest technology and tools designed to give Reliv independent distributors an edge. First, the company launched the Reliv Mobile App, which gives distributors a fast and easy way to recruit and run their business on the go. A whole host of new video content is featured in the app to assist distributors in sharing the Reliv product line and business opportunity. In addition, the company revealed its newest business opportunity presentation – a more engaging, concise and video-centric model designed to give distributors an easier way to present the Reliv opportunity and product line.

Also, Reliv formally introduced its newest core nutrition product – Reliv Now® with Whey. Formulated using the same optimal blend of vitamins, minerals and herbs of Reliv Now® with Soy, this newest product gives consumers an additional protein source to make Reliv more competitive with its offerings in the marketplace. Distributors now have a simplified approach to product positioning with Step 1: Core Nutrition and Step 2: Customizing nutrition with Targeted Solutions.

Reliv is continuing additional distributor/customer recruitment programs such as free ground shipping for new distributors reaching the Quick Start and Master Affiliate business levels, a 20 percent discount on autoship orders placed by Preferred Customers, and its product credit incentive, “3 & Free”, to distributors for having three new Preferred Customers with a minimum order amount.

“These initiatives, along with other coming programs and promotions, will be the springboard of our growth strategy for 2018,” commented Montgomery.

Reliv had cash and cash equivalents of $3.7 million as of March 31, 2018, compared to $3.3 million as of December 31, 2017. Net cash generated from operating activities was $500,000 in the first quarter of 2018.

As of March 31, 2018, Reliv had 32,100 distributors and preferred customers – a decrease of 13.9 percent from March 31, 2017 – of which 3,140 are Master Affiliate level and above. The number of Master Affiliates decreased by 12.5 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	March 31	December 31
	2018	2017
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$3,676,840	$3,272,788
Accounts receivable, less allowances of $25,400 in 2018 and $26,300 in 2017	137,843	29,760
Accounts and note due from employees and distributors	136,726	138,497
Inventories	4,177,253	4,555,485
Other current assets	715,957	399,154

Total current assets	8,844,619	8,395,684

Other assets	6,929,172	7,003,073
Net property, plant and equipment	5,547,851	5,677,239

Total Assets	$21,321,642	$21,075,996

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$4,134,391	$3,212,634
Current portion of long-term debt	2,937,101	3,045,421
Other noncurrent liabilities	458,674	453,354
Stockholders' equity	13,791,476	14,364,587

Total Liabilities and Stockholders' Equity	$21,321,642	$21,075,996

Consolidated Statements of Operations
	Three months ended March 31
	2018	2017
	(Unaudited)	(Unaudited)
Product sales	$9,391,381	$11,835,116
Handling & freight income	611,858	942,666

Net Sales	10,003,239	12,777,782

Costs and expenses:
Cost of products sold	2,349,742	2,835,525
Distributor royalties and commissions	3,391,745	4,498,553
Selling, general and administrative	4,485,895	4,926,279

Total Costs and Expenses	10,227,382	12,260,357

Income (loss) from operations	(224,143)	517,425

Other income (expense):
Interest income	23,952	25,526
Interest expense	(31,565)	(24,841)
Other income	10,451	32,683

Income (loss) before income taxes	(221,305)	550,793
Provision for income taxes	17,000	27,000

Net income (loss)	$(238,305)	$523,793

Earnings (loss) per common share - Basic	$(0.13)	$0.28
Weighted average shares	1,845,000	1,845,000

Earnings (loss) per common share - Diluted	$(0.13)	$0.28
Weighted average shares	1,845,000	1,846,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2018		2017		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$7,670	76.7%	$10,259	80.3%	$(2,589)	-25.2%
Australia/New Zealand	232	2.3%	260	2.0%	(28)	-10.8%
Canada	242	2.4%	264	2.1%	(22)	-8.3%
Mexico	107	1.1%	157	1.2%	(50)	-31.8%
Europe	1,165	11.6%	1,201	9.4%	(36)	-3.0%
Asia	587	5.9%	637	5.0%	(50)	-7.8%

Consolidated Total	$10,003	100.0%	$12,778	100.0%	$(2,775)	-21.7%

The following table sets forth, as of March 31, 2018 and 2017, the number of our Active Distributors/Preferred Customers and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.   Preferred Customers represent approximately 4,780 and 5,200 of the Active Distributor count as of March 31, 2018 and 2017, respectively.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 3/31/2018		As of 3/31/2017		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	21,800	2,240	26,110	2,610	-16.5%	-14.2%
Australia/New Zealand	1,070	80	1,440	110	-25.7%	-27.3%
Canada	630	80	780	90	-19.2%	-11.1%
Mexico	660	60	880	60	-25.0%	0.0%
Europe	3,630	350	4,620	410	-21.4%	-14.6%
Asia	4,310	330	3,450	310	24.9%	6.5%

Consolidated Total	32,100	3,140	37,280	3,590	-13.9%	-12.5%